[Conformed Copy]



                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                        SCHEDULE 13G


          Under the Securities Exchange Act of 1934

                     (Amendment No. 2)*

              HARTE-HANKS COMMUNICATIONS, INC.
                      (Name of Issuer)


           COMMON STOCK, PAR VALUE $1.00 PER SHARE
               (Title of Class of Securities)



                         416196 10 3
                       (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Page 1 of 13 Pages

                           Page 2 of 13 Pages



CUSIP NO. 416196 10 3        13G
____________________________________________________________

1.   Name of Reporting Person      Train, Smith Counsel
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)

____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________

4.   Citizenship or Place of       New York
     Organization

____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                                 0
Owned by Each       (6) Shared Voting
Reporting Person        Power        2,188,650
with
                    (7) Sole Dispositive Power
                                             0

                    (8) Shared Dispositive
                        Power        1,268,825
___________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person  2,230,650

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares                             [ ]
____________________________________________________________
11.  Percent of Class Represented
     By Amount in Row 9                           7.1%

____________________________________________________________
12.  Type of Reporting Person
                                                  IA

____________________________________________________________

                           Page 3 of 13 Pages



CUSIP No. 416196 10 3        13G
____________________________________________________________

1.   Name of Reporting Person      F. Randall Smith
     S.S. or I.R.S. Identifica-
     tion No. of Above Person

____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)
____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       United States
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                 0
Owned by Each       (6) Shared Voting
Reporting Person        Power        2,188,650
with
                    (7) Sole Dispositive Power
                                             0
                    (8) Shared Dispositive
                        Power        1,268,825

____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person  2,230,650

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares                             [ ]

____________________________________________________________
11.  Percent of Class Represented
     By Amount in Row 9                         7.1%

____________________________________________________________
12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                           Page 4 of 13 Pages





CUSIP No. 416196 10 3         13G
____________________________________________________________

1.   Name of Reporting Person      Henry D. Babcock
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)

____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       United States
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                 0
Owned by Each       (6) Shared Voting
Reporting Person        Power        2,188,650
with                (7) Sole Dispositive Power
                                     1,268,825
                    (8) Shared Dispositive
                        Power

____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person  2,230,650

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares                             [ ]

____________________________________________________________
11.  Percent of Class Represented
     By Amount in Row 9                           7.1%

____________________________________________________________
12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                           Page 5 of 13 Pages





CUSIP No. 416196 10 3         13G
____________________________________________________________

1.   Name of Reporting Person      Concord International
     S.S. or I.R.S. Identifica-    Investment Group, L.P.
     tion No. of Above Person
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)

____________________________________________________________
3.   S.E.C. Use Only


____________________________________________________________
4.   Citizenship or Place of       Delaware
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                  0
Owned by Each       (6) Shared Voting
Reporting Person        Power         2,188,650
with
                    (7) Sole Dispositive Power
                                              0
                    (8) Shared Dispositive
                        Power         1,268,825

____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   2,230,650

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares                             [ ]

____________________________________________________________
11.  Percent of Class Represented
     By Amount in Row 9                           7.1%

____________________________________________________________
12.  Type of Reporting Person
                                                  PN

____________________________________________________________

                           Page 6 of 13 Pages


CUSIP No. 416196 10 3         13G
____________________________________________________________

1.   Name of Reporting Person      T.K. International
     S.S. or I.R.S. Identifica-      Corporation
     tion No. of Above Person
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)

____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Delaware
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                  0
Owned by Each       (6) Shared Voting
Reporting Person        Power         2,188,650
with                (7) Sole Dispositive Power
                                              0
                    (8) Shared Dispositive
                        Power         1,268,650

____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   2,230,650

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares                             [  ]

____________________________________________________________
11.  Percent of Class Represented
     By Amount in Row 9                           7.1%

____________________________________________________________
12.  Type of Reporting Person
                                                  CO

____________________________________________________________

                           Page 7 of 13 Pages



CUSIP No. 416196 10 3         13G
____________________________________________________________

1.   Name of Reporting Person      Mohamed S. Younes
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)

____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       United States
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                          0
Owned by Each       (6) Shared Voting
Reporting Person        Power         2,188,650
with
                    (7) Sole Dispositive Power
                                      0
                    (8) Shared Dispositive
                        Power         1,268,825

____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person   2,230,650

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares                             [ ]

____________________________________________________________
11.  Percent of Class Represented
     BY AMOUNT IN ROW 9                           7.1%

____________________________________________________________
12.  Type of Reporting Person
                                                  IN

____________________________________________________________

                           Page 8 of 13 Pages


Item 1(a) Name of Issuer:

          Harte-Hanks Communications, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

          200 Concord Plaza Drive
          San Antonio, TX  78216

Item 2(a) Name of Person Filing:

          This Statement is being filed by:

            (i) Train, Smith Counsel, a New York general partnership and an Investment Adviser registered under the Investment Advisers Act of 1940 ("TSC");

           (ii) Messrs. F. Randall Smith, Henry D. Babcock and Concord International Investments Group, L.P. a Delaware Limited Partnership ("Concord"), the general partners of TSC who, for purposes of the Securities Exchange Act of 1934, as amended (the "Act") are deemed to control TSC;

          (iii)     T.K. International Corporation, a Delaware
                    Corporation ("TK"), the sole general partner of Concord, which, for purposes of the Act, is deemed to control Concord; and

           (iv) Mr. Mohamed S. Younes, the majority shareholder of TK (all such persons in (i) through (iv) being hereinafter referred to as the "Reporting Persons").

Item 2(b) Address of Principal Business Office:

          The address of the principal business office of each of the Reporting Persons is 667 Madison Avenue, New York, NY 10021.

Item 2(c) Citizenship:

          See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:

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                           Page 9 of 13 Pages

          Common Stock, par value $1.00 per share (the "Common Stock")

Item 2(e) CUSIP Number:

          416196 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) ( )   Broker or Dealer registered under Section 15 of the
                    Act

          (b) ( )   Bank as defined in Section 3(a)(6) of the Act

          (c) ( ) Insurance Company as defined in Section 3(a)(19) of the Act

          (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

          (e) (X) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see <section> 140.13d-1(b)(1)(ii)(F)

          (g) ( ) Parent Holding Company, in accordance with <section> 240.13d-1(b)(ii)(G)

          (h) ( )   Group, in accordance with <section>
                    240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership:

          As of December 31, 1995, TSC was the beneficial owner of 2,230,650 shares of Common Stock (the "TSC Shares").

          Concord and Messrs. Smith and Babcock, through their deemed control (for purposes of the Act) of TSC, TK through its deemed control (for purposes of the Act) of Concord and Mr. Younes through his control of TK, are deemed to beneficially own all of the TSC Shares.

                           Page 10 of 13 Pages

          The TSC Shares constitute 7.1% of the outstanding shares of Common Stock based on 31,448,000 shares of Common Stock outstanding.

          All of the Reporting Persons share the power to dispose and to direct the disposition of 960,050 of the TSC Shares and as to the remaining 585,800 TSC Shares, certain clients of TSC retain the power to dispose or to direct the disposition of such shares.

          All of the Reporting Persons share the power to vote and to direct the vote of 2,188,650 of such shares and as to the remaining 42,000 TSC Shares, certain clients of TSC have sole power to vote and to direct the vote of such shares.

Item 5.   Ownership of Five Percent or Less of a Class:

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person:

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
          Company:

          Not applicable.

Item 8.   Identification and Classification of Members of the Group:

          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.


Item 10.  Certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection

                           Page 11 of 13 Pages

          with or as a participant in any transaction having such purposes or effect.

                           Page 12 of 13 Pages



                         SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.



Date:  February 13, 1996

                              Train, Smith Counsel


                              By:  JOHN H. ROGICKI
                                 ---------------------------
                              Name:  John H. Rogicki
                              Title:  Chief Operating   Officer



                                  F. RANDALL SMITH
                                 ---------------------------
                                  F. Randall Smith



                                  HENRY D. BABCOCK
                                 ---------------------------
                                  Henry D. Babcock

                           Page 13 of 13 Pages





                         SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.



Date:  February 13, 1996

                              CONCORD INTERNATIONAL INVESTMENTS GROUP,
                              L.P.

                              By: T.K. International Corporation,
                                  General Partner


                              By:    MOHAMED S. YOUNES
                                 ---------------------------
                              Name:  Mohamed S. Younes
                              Title:  President


                              T.K. INTERNATIONAL CORPORATION

                              BY:    MOHAMED S. YOUNES
                                 ---------------------------
                              Name:  Mohamed S. Younes
                              Title:  President



                                     MOHAMED S. YOUNES
                                 ---------------------------
                                     Mohamed S. Younes